Exhibit 99.1

Cross Country Healthcare Announces Second Quarter 2022 Earnings Release Date and Conference Call Information

BOCA RATON, Fla.--(BUSINESS WIRE)--July 11, 2022--Cross Country Healthcare, Inc. (Nasdaq: CCRN) will hold its quarterly conference call to discuss its second quarter 2022 financial results on Wednesday, August 3, 2022 at 5:00 p.m. Eastern Time. Cross Country Healthcare, Inc. (the “Company”) intends to distribute its earnings press release after market close on Wednesday, August 3, 2022.

This call will be webcast live and can be accessed at the Company’s website at ir.crosscountryhealthcare.com or by dialing 888-566-1290 from anywhere in the U.S. or by dialing 773-799-3776 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available from August 3rd through August 17th at the Company’s website and a replay of the conference call will be available by telephone by calling 800-814-6746 from anywhere in the U.S. or 203-369-3827 from non-U.S. locations – Passcode: 8322.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a market-leading workforce solutions, tech-enabled talent platform, and staffing, recruitment, and advisory firm with 36 years of industry experience and insight. We solve complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® Award winner, we are committed to an exceptionally high level of service to our clients and our homecare, education, and clinical and non-clinical healthcare professionals. Our locum tenens line of business, Cross Country Locums, has been certified by the National Committee for Quality Assurance (NCQA), the leader in healthcare accreditation, since 2001. We are the first publicly traded staffing firm to obtain The Joint Commission Certification, which we still hold with a Letter of Distinction. Cross Country Healthcare is rated as the top staffing and recruiting employer for women by InHerSights. For two consecutive years, we have received the Top Workplaces USA award and were recently recognized as a recipient of the Top Workplaces Award for Innovation and Leadership by Energage. We have a history of investing in diversity, equality, and inclusion as a key component of the organization’s overall corporate social responsibility program, closely aligned with its core values to create a better future for its people, communities, and its stockholders.

Copies of this and other news releases and additional information about the Company can be obtained online at ir.crosscountryhealthcare.com. Stockholders and prospective investors can also register to automatically receive the Company's press releases, filings with the Securities and Exchange Commission, and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
Josh Vogel, 561-237-8310
Vice President, Investor Relations
jvogel@crosscountry.com